UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.         )*

CHINA OPPORTUNITY ACQUISITION CORP.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

16941S106

(CUSIP Number)

January 15, 2009

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 16941S106	SCHEDULE 13G	PAGE 2 OF 8 PAGES

1.	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WEISS CAPITAL LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) ☐ (B) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 351,857
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER 351,857

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 351,857
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%
12.	TYPE OF REPORTING PERSON* 00 - Limited Liability Company

CUSIP NO. 16941S106	SCHEDULE 13G	PAGE 3 OF 8 PAGES

1.	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON WEISS ASSET MANAGEMENT LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) ☐ (B) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 105,140
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER 105,140

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 105,140
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12.	TYPE OF REPORTING PERSON* 00 - Limited Liability Company

CUSIP NO. 16941S106	SCHEDULE 13G	PAGE 4 OF 8 PAGES

1.	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SPAC GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) ☐ (B) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 260,297
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER 260,297

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 260,297
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.1%
12.	TYPE OF REPORTING PERSON* 00 - Limited Liability Company

CUSIP NO. 16941S106	SCHEDULE 13G	PAGE 5 OF 8 PAGES

1.	NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON ANDREW M. WEISS, PH.D.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A) ☐ (B) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 456,997
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER 456,997

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 456,997
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12.	TYPE OF REPORTING PERSON* IN

CUSIP NO. 16941S106	SCHEDULE 13G	PAGE 6 OF 8 PAGES

ITEM 1.	(a)	Name of Issuer:

CHINA OPPORTUNITY ACQUISITION CORP.

	(b)	Address of Issuer’s Principal Executive Offices:

300 Tice Blvd. Woodcliff Lake, New Jersey 07677

ITEM 2.	(a) and (c):	Name and Citizenship of Persons Filing:

	(i)	Weiss Asset Management LLC, a Delaware limited liability company (“Weiss Asset Management”).

	(ii)	Weiss Capital LLC, a Delaware limited liability company (“Weiss Capital”).

	(iii)	SPAC GP LLC, a Delaware limited liability company (“SPAC GP”).

	(iv)	Andrew M. Weiss, Ph.D., a United States citizen.

	(b):	Address of Principal Business Office:

Weiss Asset Management, Weiss Capital, SPAC GP, and Dr. Weiss have a business address of 29 Commonwealth Avenue, 10th Floor, Boston, MA 02116

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

16941S106

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

	(a)	☐ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐ Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State

	(f)	☐ Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

	(g)	☐ A Parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)(Note: See Item 7)

	(h)	☐ A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

	(i)	☐ A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

	(j)	☐ Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP NO. 16941S106	SCHEDULE 13G	PAGE 7 OF 8 PAGES

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

WEISS ASSET MANAGEMENT LLC*

	(a)	Amount Beneficially Owned: 105,140

	(b)	Percent of Class: 1.3%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 0

		(ii)	shared power to vote or to direct the vote: 105,140

		(iii)	sole power to dispose or to direct the disposition of: 0

		(iv)	shared power to dispose or to direct the disposition of: 105,140

WEISS CAPITAL LLC**

	(a)	Amount Beneficially Owned: 351,857

	(b)	Percent of Class: 4.2%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 0

		(ii)	shared power to vote or to direct the vote: 351,857

		(iii)	sole power to dispose or to direct the disposition of: 0

		(iv)	shared power to dispose or to direct the disposition of: 351,857

SPAC GP LLC***

	(a)	Amount Beneficially Owned: 260,297

	(b)	Percent of Class: 3.1%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 0

		(ii)	shared power to vote or to direct the vote: 260,297

		(iii)	sole power to dispose or to direct the disposition of: 0

		(iv)	shared power to dispose or to direct the disposition of: 260,297

ANDREW M. WEISS, PH.D.****

	(a)	Amount Beneficially Owned: 456,997

	(b)	Percent of Class: 5.4%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: 0

		(ii)	shared power to vote or to direct the vote: 456,997

		(iii)	sole power to dispose or to direct the disposition of: 0

		(iv)	shared power to dispose or to direct the disposition of: 456,997

*	Shares reported for Weiss Asset Management include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner.
**	Shares reported for Weiss Capital include shares beneficially owned by each of a private investment corporation and private investment partnership, of both of which Weiss Capital is the sole investment manager.
***	Shares reported for SPAC GP include shares beneficially owned by a private investment partnership, of which SPAC GP is the sole general partner.
****	Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also include shares held by a private investment corporation and private investment partnership, both of which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation and private investment partnership. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.

The percent of class computations are based on 8,400,000 shares of common stock outstanding, as reported in the Company’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 14, 2008.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not Applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10.	CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 16941S106	SCHEDULE 13G	PAGE 8 OF 8 PAGES

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2009

WEISS ASSET MANAGEMENT LLC

By:	/s/ Georgiy Nikitin
Georgiy Nikitin, Chief Compliance Officer

WEISS CAPITAL LLC

By:	/s/ Georgiy Nikitin
Georgiy Nikitin, Chief Compliance Officer

SPAC GP LLC

By:	/s/ Georgiy Nikitin
Georgiy Nikitin, Chief Compliance Officer

By:	/s/ Georgiy Nikitin
Attorney-in-Fact for Andrew Weiss